    As filed with the Securities and Exchange Commission on January 22, 2004
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ARMOR HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                          59-3392443
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                              Armor Holdings, Inc.
                      1400 Marsh Landing Parkway, Suite 112
                           Jacksonville, Florida 32250
                                 (904) 741-5402

               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                              --------------------

                 ARMOR HOLDINGS, INC. 2002 STOCK INCENTIVE PLAN
                 ARMOR HOLDINGS, INC. 2002 EXECUTIVE STOCK PLAN

                            (Full title of the plan)
                              --------------------

                                Warren B. Kanders
                Chairman of the Board and Chief Executive Officer
                              Armor Holdings, Inc.
                      1400 Marsh Landing Parkway, Suite 112
                           Jacksonville, Florida 32250
                                 (904) 741-5402
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Kane Kessler, P.C.
                           1350 Avenue of the Americas
                             New York, NY 10019-4896
                                 (212) 541-6222
                         Attn: Robert L. Lawrence, Esq.

                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================
 Title of securities to        Amount to be          Proposed maximum        Proposed maximum          Amount of
     be registered            registered (1)        offering price per      aggregate offering      registration fee
                                                         share (2)               price (2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
value per share                 3,170,000                 $21.71                $68,820,700              $5,568
=======================================================================================================================

(1) This Registration Statement covers 2,700,000 shares of common stock (the "Common Stock"), $0.01 par value per share, of Armor Holdings, Inc. issuable pursuant to the Armor Holdings, Inc. 2002 Stock Incentive Plan (the "2002 Incentive Plan") and 470,000 shares of Common Stock issuable pursuant to the Armor Holdings, Inc. 2002 Executive Stock Plan (the "2002 Executive Plan") (the 2002 Incentive Plan and 2002 Executive Plan are collectively referred to herein as the "Plans"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h), the proposed maximum offering price per share is based upon (i) the average exercise price relating to approximately 2,009,839 outstanding options granted under the Plans for which the underlying shares of Common Stock have not previously been registered, which is $17.63 and (ii) with respect to 1,160,161 shares available for grant under the Plans or previously issued shares, a price of $25.79 (the average of the high and low price of the Registrant's Common Stock as reported on The New York Stock Exchange on January 14,
       2004).

                                EXPLANATORY NOTE

          The 3,170,000 shares of common stock, $0.01 par value per share (the "Common Stock") of Armor Holdings, Inc., a Delaware corporation (the "Company"), being registered pursuant to this Form S-8 are comprised of (i) 2,700,000 shares of the Common Stock issued or issuable to participants under the Armor Holdings, Inc. 2002 Stock Incentive Plan (the "2002 Incentive Plan") and (ii) 470,000 shares of Common Stock issued or issuable to participants under the Armor Holdings, Inc. 2002 Executive Stock Plan (the "2002 Executive Plan" and together with the 2002 Incentive Plan, the "Plans").

          This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8) which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S-8) of Armor Holdings, Inc. This Reoffer prospectus relates to (i) up to 2,700,000 shares of common stock that have been or may be issued to certain officers and directors of the Company pursuant to the 2002 Incentive Plan and (ii) up to 470,000 shares of Common Stock that have been or may be issued to certain officers and directors of the Company pursuant to the 2002 Executive Plan. The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock of Armor Holdings, Inc. pursuant to each of the Plans. The Plan Information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission but will be delivered to all participants in the Plans pursuant to Securities Act Rule 428(b)(1).

                               REOFFER PROSPECTUS
                              ARMOR HOLDINGS, INC.
                        3,170,000 SHARES OF COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

          This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of Armor Holdings, Inc., a Delaware corporation (the "Company" or the Registrant"), to sell a maximum of 3,170,000 shares (the "Shares") of our common stock (the "Common Stock"), $0.01 par value per share, comprised of up to (i) 2,700,000 shares of Common Stock which has been or will be purchased or acquired by the Selling Stockholders pursuant to the Armor Holdings, Inc. 2002 Stock Incentive Plan (the "2002 Incentive Plan") and (ii) 470,000 shares of Common Stock which have been or will be purchased or acquired by Selling Stockholders pursuant to the Armor Holdings, Inc. 2002 Executive Stock Plan (the "2002 Executive Plan" and together with the 2002 Incentive Plan, collectively, the "Plans").

          All or a portion of the Shares offered hereby may be offered for sale, from time to time, on The New York Stock Exchange, or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the Selling Stockholders. However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution." We will receive none of the proceeds of this offering, although we will receive or have received cash upon the sale of stock to the Selling Stockholders under the Plans. See "Use of Proceeds." All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement are being borne by us. See "Expenses."

          SEE "RISK FACTORS" ON PAGE 10 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

          Our common stock is listed on The New York Stock Exchange. On January 14, 2004, the closing price of our common stock was $26.00 per share.

                            ------------------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                The date of this Prospectus is January 22, 2004.

                              AVAILABLE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. The telephone number of the Commission is 800-SEC-0330. In addition, similar information can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          This Prospectus omits certain of the information contained in the Registration Statement of which this Prospectus is a part (the "Registration Statement"), covering the Common Stock, which pursuant to the Securities Act is on file with the Commission. For further information with respect to us and our common stock, reference is made to the Registration Statement including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the Registration Statement. The Registration Statement and the Exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed by us with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Registration Statement, except as superseded or modified herein:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

          (b) The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed pursuant to the Exchange Act;

          (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed pursuant to the Exchange Act;

          (d) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, filed pursuant to the Exchange Act;

          (e) The Company's Quarterly Report on Form 10-Q for the quarterly period September 30, 2003, filed pursuant to the Exchange Act;

          (f) The Company's Current Report on Form 8-K, Date of Event - May 5, 2003, filed on May 5, 2003 pursuant to the Exchange Act;

          (g) The Company's Current Report on Form 8-K, Date of Event - July 23, 2003, filed on July 24, 2003 pursuant to the Exchange Act;

          (h) The Company's Current Report on Form 8-K, Date of Event - July 26, 2003, filed on August 8, 2003 pursuant to the Exchange Act;

          (i) The Company's Current Report on Form 8-K, Date of Event - August 12, 2003, filed on August 13, 2003 pursuant to the Exchange Act;

          (j) The Company's Current Report on Form 8-K, Date of Event - November 4, 2003, filed on November 5, 2003 pursuant to the Exchange Act;

          (k) The Company's Current Report on Form 8-K, Date of Event - November 26, 2003, filed on December 11, 2003 pursuant to the Exchange Act;

          (l) The Company's Current Report on Form 8-K, Date of Event - December 9, 2003, filed on December 23, 2003 pursuant to the Exchange Act;

          (m) The Company's Current Report on Form 8-K/A, Date of Event - December 9, 2003, filed on January 22, 2004 pursuant to the Exchange Act

          (n) Definitive Proxy Statement dated April 30, 2003, relating to the annual meeting of stockholders held on June 24, 2003; and

          (o) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 1-11667), filed with the Commission as of April 29, 1999 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

          All of such documents are on file with the Commission. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          We hereby undertake to provide without charge to each person, including any beneficial owner of the Common Stock, to whom this Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to our corporate secretary, c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250.

                                   THE COMPANY

COMPANY OVERVIEW

         We are a leading manufacturer and provider of specialized security products, training and support services related to these products, and vehicle armor systems. Our products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. We are organized and operated under three business segments: Armor Holdings Products, also referred to as our Products Division; Armor Mobile Security, also referred to as our Mobile Security Division, and the Aerospace and Defense Group.

         Armor Holdings Products. Our Products Division manufactures and sells a broad range of high quality security products, equipment and related consumable items, such as concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms accessories and weapon maintenance products. Our products are marketed under brand names that are well established in the military and law enforcement communities such as AMERICAN BODY ARMOR(TM), B-SQUARE(R), BREAK FREE(R), CLP(R), DEFENSE TECHNOLOGY/FEDERAL LABORATORIES(R), DEF-TEC PRODUCTS(R), DISTRACTION DEVICE(R), FEDERAL LABORATORIES(R), FERRET(R), FIRST DEFENSE(R), IDENTICATOR(R), IDENTIDRUG(R), IMPAK(TM), LIGHTNING POWDER(R), MONADNOCK(R), NIK(R), O'GARA-HESS & EISENHARDT ARMORING COMPANY(R), PROTECH(TM), QUIKSTEP LADDERS(TM), SAFARILAND DESIGN(R), SPEEDFEED(R), and 911EP and DESIGN(TM). We sell our products through a network of over 350 distributors and sales agents, including approximately 200 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies.

         Armor Mobile Security. Our Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for privately owned vehicles. We armor a variety of privately owned commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Our customers in this business include international corporations and high net worth individuals.

         Aerospace and Defense Group. We recently formed our Aerospace and Defense Group after our acquisition of Simula, Inc. ("Simula"). The Aerospace and Defense Group was formed by combining Simula's operations with our military and government business that was previously conducted through our Mobile Security Division. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military of the armor and blast protection systems for HMMWVs. We are also under contract with the U.S. Army to provide spare parts, logistics and ongoing field support services for the currently installed base of approximately 3,900 Up-Armored HMMWVs. Additionally, the Mobile Security Division has been subcontracted to develop a ballistic and blast protected armored and sealed truck cab for the HIMARS, a program recently transitioned by the U.S. Army and U.S. Marine Corps from developmental to a low rate of initial production, with deliveries scheduled to begin in late 2003. We also supply armor sub-systems for other tactical wheeled vehicles. In addition, we supply ballistic and blast protected armoring systems to U.S. federal law enforcement and intelligence agencies and foreign heads of state. The Aerospace and Defense Group also supplies human safety and survival systems to the U.S. military, major aerospace and defense prime contractors. Our core markets are military aviation safety, military personnel safety, and land and marine safety. Through our Aerospace and Defense Group, we provide military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel and technologies used to protect humans in a variety of life-threatening or catastrophic situations.

MATERIAL DEVELOPMENTS

         On April 17, 2003, we announced that we completed the sale of our ArmorGroup Integrated Systems business through the sale of 100% of the stock of ArmorGroup Integrated Systems, Inc. and Low Voltage Systems Technologies, Inc. to Aerwav Integration Services, Inc. Aerwav Integration Services, Inc. is a wholly owned subsidiary of Aerwav Holdings, LLC. As consideration for the integrated systems business, we received a $4.1 million secured note due in two years and a warrant for approximately 2.5% of Aerwav Integration Services, Inc.

         On November 26, 2003, we sold our ArmorGroup Services Division to management and a group of private investors led by Granville Baird Capital Partners. We realized approximately $31.4 million in cash at the closing of the sale, and expect to receive an additional $2.3 million in cash during the 12 month period following the closing.

         On December 9, 2003, we completed our acquisition of Simula, Inc., an Arizona corporation, pursuant to the Agreement and Plan of Merger, dated as of August 29, 2003, by and among Armor Holdings, AHI Bulletproof Acquisition Corp., a wholly-owned subsidiary of Armor Holdings, and Simula. The consummation of the merger followed the Special Meeting of Shareholders of Simula held on December 5, 2003, at which the requisite shareholder approval was obtained. In the merger, we acquired all of the outstanding common stock of Simula and retired a majority of Simula's outstanding indebtedness for $110.5 million in cash. Of this amount, approximately $31 million principal amount of 8% debentures will remain outstanding for approximately 30 days at which time we will repay these debentures, plus accrued interest, in their entirety. After payment of 100% of the outstanding indebtedness and transaction expenses, the merger consideration payable to Simula shareholders at closing pursuant to the merger agreement was approximately $43.5 million or approximately $3.21 per share. The source of the funds used in the acquisition was our working capital, which was derived from proceeds received from our private placement of $150 million aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2013. Comprehensive information on the merger is set out in Simula's proxy statement dated November 10, 2003, filed with the Securities and Exchange Commission.

         On December 16, 2003, we acquired all of the issued and outstanding common stock of Hatch Imports, Inc. for $7.5 million dollars in cash. Hatch designs, imports and distributes a variety of specialty gloves and accessories, including goggles, hoods, riot gear and bags for law enforcement, military, corrections, medical, safety and other markets.

          In connection with our acquisition of Simula, we formed our Aerospace and Defense Group to consolidate our military and government business. The Aerospace and Defense Group is comprised of the recently acquired Simula business and our military and government business that was previously conducted through our Mobile Security Division. For more information regarding the Aerospace and Defense Group, please see the section entitled "The Company" included in this prospectus.

          Second Chance Body Armor, Inc., a body armor manufacturer and competitor to Armor Holdings, has notified its customers of a potential safety issue with their Ultima(R) and Ultimax(R) models. Second Chance Body Armor has claimed that Zylon(R) fiber, which is made by Toyobo, a Japanese corporation, and used in the ballistic fabric construction of those two models, degraded more rapidly than originally anticipated. Second Chance Body Armor has also stated that the Zylon(R) degradation problem affects the entire body armor industry, not just their products. Both private claimants and State Attorneys General have already commenced legal action against Second Chance Body Armor based upon its Ultima(R) and Ultimax(R) model vests. Second Chance Body Armor licenses from Simula a certain patented technology which is used in the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance Body Armor based upon this licensed technology.

          We use Zylon(R) fiber in a number of concealable body armor models for law enforcement, but our design approach and construction are very different. We have been testing our Zylon(R)-based vests since their 2000 introduction and to date these tests of our Zylon(R)-based vests show no unanticipated degradation in ballistic performance. In addition, to our knowledge, no other body armor manufacturer has reported or experienced similar problems as those cited by Second Chance Body Armor. Finally, the National Institute of Justice tests and certifies each of our body armor designs before we begin to produce or sell any particular model.

          Following the Second Chance Body Armor assertions, several key law enforcement associations have raised the issue to the U.S. Department of Justice and Attorney General's Office. The U.S. Attorney General has asked the U.S. Department of Justice to investigate the concerns and produce information to clarify the issues. We support the Attorney General's directive and the investigation.

          As Simula has licensed its technology to Second Chance Body Armor, it may be impacted by the pending claims against Second Chance Body Armor and the investigation being conducted by the U.S. Department of Justice.

                                      * * *

          Our principal executive offices are located at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250.

                                  RISK FACTORS

          Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, prior to making an investment decision. This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                          RISKS RELATED TO OUR INDUSTRY

THE PRODUCTS WE SELL ARE INHERENTLY RISKY AND COULD GIVE RISE TO PRODUCT LIABILITY CLAIMS.

         The products we manufacture are used in applications where the failure to use such products for their intended purposes, the failure to use them properly, or their malfunction, could result in serious bodily injury or death. Our products include: body armor designed to protect against ballistic and sharp instrument penetration; less-lethal products such as less-lethal munitions, pepper sprays, distraction devices and flameless expulsion grenades; various models of police batons made of wood, alloy steel, acetate, aluminum and polycarbonate products; vehicle and hard armoring systems; and police duty gear.

         Claims have been made and are pending against certain of our subsidiaries, involving permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-lethal. In addition, the manufacture and sale of certain less-lethal products may be the subject of product liability claims arising from the design, manufacture or sale of such goods. If these claims are decided against us and we are found to be liable, we may be required to pay substantial damages and our insurance costs may increase significantly as a result. Also, a significant or extended lawsuit, such as a class action, could also divert significant amounts of management's time and attention. We cannot assure you that our insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Our cost of obtaining insurance coverage has risen substantially since September 11, 2001. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers since, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.

         Both private claimants and State Attorneys General have already commenced legal action against Second Chance Body Armor based upon its Ultima(R) and Ultimax(R) model vests. Second Chance Body Armor licenses from Simula a certain patented technology which is used in the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance Body Armor based upon this licensed technology. In addition, the U.S. Attorney General has asked the U.S. Department of Justice to investigate the claims regarding the Zylon(R) vests. As Simula has licensed its technology to Second Chance Body Armor, it may be impacted by the pending claims against Second Chance Body Armor and the investigation being conducted by the U.S. Department of Justice. If Simula is included in the claims pending against Second Chance Body Armor and the investigation being conducted by the U.S. Department of Justice, we cannot assure you that any judgment, settlement or resolution against Simula will not have a material adverse effect on Simula's business, financial condition and results of operations.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OUR FAILURE OR INABILITY TO COMPLY WITH THESE REGULATIONS COULD MATERIALLY RESTRICT OUR OPERATIONS AND SUBJECT US TO SUBSTANTIAL PENALTIES.

         We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.

         Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries creates the risk of an unauthorized payment by an employee or agent of ours which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ASSETS AND ARE THEREFORE SUBJECT TO ADDITIONAL FINANCIAL AND REGULATORY RISKS.

         We sell our products and services in foreign countries and seek to increase our level of international business activity. Our overseas operations are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries (which could prohibit sales of our products there); foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

         One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally had a large international base. Countries in which we are actively marketing include Germany, Canada, France, Italy, the United Kingdom, Norway, Japan,

India, Korea and Australia. We, however, may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market. We expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international products and services. In pursuing our international expansion strategy, we face several additional risks, including:

          o foreign laws and regulations, which may vary country by country, that may impact how we conduct our business;

          o higher costs of doing business in foreign countries, including different employment laws;

          o potential adverse tax consequences if taxing authorities in different jurisdictions worldwide disagree with their interpretation of various tax laws or their determinations as to the income and expenses attributable to specific jurisdictions, which could result in our paying additional taxes, interest and penalties;

          o technological differences that vary by marketplace, which we may not be able to support;

          o    longer payment cycles and foreign currency fluctuations;

          o    economic downturns; and

          o revenue growth outside of the United States may not continue at the same rate if it is determined that we have already launched our products and services in the most significant markets.

         We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, a percentage of the payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs which could reduce revenue or profits and have a material adverse effect on our business, financial condition and results of operations.

         We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition and results of operations.

         One or more of these factors could adversely effect our future international operations and, consequently, could have a material adverse effect on our business, financial condition and results of operation.

                          RISKS RELATED TO OUR BUSINESS

THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS WHICH MAY SIGNIFICANTLY CURTAIL OUR MANUFACTURING OPERATIONS.

         The raw materials that we use in manufacturing ballistic resistant garments and Up-Armored vehicles include: SpectraShield, a patented product of Honeywell, Inc.; Z-Shield, a patented product of Honeywell, Inc.; Zylon, a patented product of Toyobo Co., Ltd.; Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc. ("Du Pont"); and Twaron, a patented product of Akzo-Nobel Fibers, B.V. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce and sell Kevlar, we would utilize these other ballistic resistant materials as a substitute. However, none of Spectrashield, Twaron, Z-Shield or Zylon is expected to become a complete substitute for Kevlar in the near future. We enjoy a good relationship with our suppliers of Kevlar, SpectraShield, Twaron, Z-Shield and Zylon. The use of Zylon and Z-Shield in the design of ballistic resistant vests is a recent technological advancement that is subject to continuing development and study. Toyobo is the only producer of Zylon, and Honeywell is the only producer of Z-Shield. Should these materials become unavailable for any reason, we would be unable to replace them with materials of like weight and strength. Thus, if our supply of any of these materials were cut off or if there were a material increase in the prices of these materials, our manufacturing operations could be severely curtailed and our business, financial condition and results of operations would be materially adversely affected.

THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         U.S. military contracts account for a significant portion of the business of our Aerospace and Defense Group. The U.S. military funds these contracts in annual increments. These contracts require subsequent authorization and appropriation that may not occur or that may be greater than or less than the total amount of the contract. Changes in the U.S. military's budget, spending allocations, and the timing of such spending could adversely affect our ability to receive future contracts. None of our contracts with the U.S. military have a minimum purchase commitment and the U.S. military generally has the right to cancel its contracts unilaterally without prior notice. Our Aerospace and Defense Group is the sole-source provider to the U.S. military for up-armoring of the U.S. military's High Mobility Multi-purpose Wheeled Vehicles ("HMMWV"). Up-Armored HMMWVs, and related programs such as maintenance, spare parts and engineering services associated with Up-Armored HMMWVs, accounted for approximately 46.99% of the sales of the Aerospace and Defense Group in 2003 on a pro forma basis after giving effect to our acquisition of Simula. The HMMWVs are manufactured by AM General Corporation under separate U.S. military contracts. Should production or deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of our components for up-armoring the HMMWVs, we will not be able to deliver such up-armoring systems for the HMMWVs to the U.S. military on schedule, which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY LOSE MONEY OR GENERATE LESS THAN EXPECTED PROFITS ON OUR FIXED-PRICE CONTRACTS.

         Some of our government contracts provide for a predetermined, fixed price for the products we make regardless of the costs we incur. Therefore, fixed-price contracts require us to price our contracts by forecasting our expenditures. When making proposals for fixed-price contracts, we rely on our estimates of costs and timing for completing these projects. These estimates reflect management's judgments regarding our capability to complete projects efficiently and timely. Our production costs may, however, exceed forecasts due to unanticipated delays or increased cost of materials, components, labor, capital equipment or other factors. Therefore, we may incur losses on fixed price contracts that we had expected to be profitable, or such contracts may be less profitable than expected, which could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS IS SUBJECT TO VARIOUS LAWS AND REGULATIONS FAVORING THE U.S. GOVERNMENT'S CONTRACTUAL POSITION, AND OUR FAILURE TO COMPLY WITH SUCH LAWS AND REGULATIONS COULD HARM OUR OPERATING RESULTS AND PROSPECTS.

         As a contractor to the U.S. government, we must comply with laws and regulations relating to the formation, administration and performance of the federal government contracts that affect how we do business with our clients and may impose added costs on our business. These rules generally favor the U.S. government's contractual position. For example, these regulations and laws include provisions that subject contracts we have been awarded to:

          o    protest or challenge by unsuccessful bidders; and

          o unilateral termination, reduction or modification by the government.

         The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management's attention. Our failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could have a material adverse effect on our business, financial condition and results of operations.

OUR MARKETS ARE HIGHLY COMPETITIVE AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE WILL BE ADVERSELY AFFECTED.

         The markets in which we operate include a large number of competitors ranging from small businesses to multinational corporations and are highly competitive. Competitors who are larger, better financed and better known than us may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us.

OUR RESOURCES MAY BE INSUFFICIENT TO MANAGE THE DEMANDS IMPOSED BY OUR GROWTH.

         We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on: our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to growth in our business.

MANY OF OUR CUSTOMERS HAVE FLUCTUATING BUDGETS WHICH MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN OUR RESULTS OF OPERATIONS.

         Customers for our products include federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. For example, we attribute part of the decline in our Products Division revenue during the first quarter of 2001 with the timing of the Bulletproof Vest Partnership Act, which provides federal matching funds to law enforcement agencies purchasing bullet resistant vests. We believe that many agencies delayed their purchasing decisions during the first quarter of 2001 until such federal funds were fully allocated. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of our products and our business, financial condition and results of operations.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, INCLUDING THE TECHNOLOGIES WE USE TO FURNISH THE UP-ARMORING OF HMMWVS.

         We are dependent upon a variety of methods and techniques that we regard as proprietary trade secrets. We are also dependent upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. It is possible that our competitors may access our intellectual property and proprietary information and use it to their advantage. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we cannot assure you that any pending patent application or trademark application made by us will result in an issued patent or registered trademark, or that, if a patent is issued, it will provide meaningful protection against competitors or competitor technologies. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties on unfavorable terms, or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

TECHNOLOGICAL ADVANCES, THE INTRODUCTION OF NEW PRODUCTS, AND NEW DESIGN AND MANUFACTURING TECHNIQUES COULD ADVERSELY AFFECT OUR OPERATIONS UNLESS WE ARE ABLE TO ADAPT TO THE RESULTING CHANGE IN CONDITIONS.

         Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers' end products. Because of the complexity of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we were unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition and results of operations.

ARMOR HOLDINGS IS DEPENDENT ON INDUSTRY RELATIONSHIPS.

         A number of our products are components in our customers' final products. Accordingly, to gain market acceptance, we must demonstrate that our products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that our products will be able to achieve any of these advantages for the products of our customers. Furthermore, even if we are able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate our products into their final products, or if they do, that our products will be able to meet such customers' manufacturing requirements. Additionally, there can be no assurance that our relationships with our manufacturer customers will ultimately lead to volume orders for our products. The failure of manufacturers to incorporate our products into their final products could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS EFFECTIVELY, IF AT ALL, AND AS A RESULT MAY INCUR UNANTICIPATED COSTS OR LIABILITIES OR OPERATIONAL DIFFICULTIES.

         We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Furthermore, we may have to divert our management's attention and our financial and other resources from other areas of our business. Our inability to implement our acquisition strategy successfully may hinder the expansion of our business. Because we depend in part on acquiring new businesses and assets to develop and offer new products, failure to implement our acquisition strategy may also adversely affect our ability to offer new products in line with industry trends.

         We may not be successful in integrating acquired businesses into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in us incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our secured revolving credit facility and the indenture governing our 8 1/4% Senior Subordinated Notes impose restrictions on us that, among other things, restrict our ability to make acquisitions.

WE MAY BE ADVERSELY AFFECTED BY APPLICABLE ENVIRONMENTAL LAWS.

         We are subject to federal, state, local and foreign laws and regulations governing the protection of the environment and human health, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies in our industry, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements.

Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. In addition, we are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities, in some circumstances even if such contamination was caused by a third party such as a prior owner. We also may be subject to liability if contamination is discovered at a landfill or other location where we have disposed of wastes, notwithstanding that its historic disposal practices may have been in accordance with all applicable requirements. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Moreover, private parties may bring claims against us based on alleged adverse health impacts or property damage caused by our operations. The amount of liability for cleaning up contamination or defending against private party claims could be material.

                        RISKS RELATED TO OUR COMMON STOCK

DELAWARE LAW MAY LIMIT POSSIBLE TAKEOVERS.

         Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

OUR CERTIFICATE OF INCORPORATION AUTHORIZES THE ISSUANCE OF SHARES OF BLANK CHECK PREFERRED STOCK.

         Our certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change in control of us without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE.

         The market price for our common stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our common stock to fluctuate substantially. Additionally, due to our relatively modest size, our winning or losing a large contract may have the effect of distorting our overall financial results.

WE MAY ISSUE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IN CONNECTION WITH FUTURE ACQUISITIONS AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

         As part of our acquisition strategy, we anticipate issuing additional shares of common stock as consideration for such acquisitions. To the extent that we are able to grow through acquisitions and issue our shares of common stock as consideration, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock that may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.

OUR STOCK PRICE MAY BE ADVERSELY AFFECTED WHEN ADDITIONAL SHARES ARE SOLD.

         If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our common stock to finance such acquisition. Additional shares sold to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS.

         We have never declared or paid cash dividends on our common stock and currently do not intend to pay any cash dividends on our common stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Our new senior credit facility and indenture regarding our 8 1/4% senior subordinated notes contain restrictions on its ability to pay dividends or make other distributions.

ARMOR HAS A HIGH LEVEL OF DEBT.

         As of September 30, 2003, Armor's outstanding debt was approximately $168.1 million, of which $147.5 million represents Armor's 8 1/4% Notes. Armor is obligated to repay aggregate principal in the amount of $150 million on the 8 1/4% Notes upon maturity or acceleration thereof. Effective as of September 2, 2003, Armor completed a series of interest rate swaps on its 8 1/4% Notes. The interest rate swaps convert the 8 1/4% fixed coupon on the notes to a variable rate equal to six-month LIBOR, set in arrears, plus a spread ranging from 2.735% to 2.75%.

         Armor's high level of debt could have important consequences to you and to us. For example:

         No payment of any kind may be made to Armor's common stockholders without first meeting its obligations under the 8 1/4% Notes;

         Armor may become more vulnerable to general adverse economic and industry conditions and adverse changes in governmental regulations;

         Armor may have to dedicate a substantial portion of its cash flow from operations to make payments on the 8 1/4% Notes, reducing the availability of cash flow to fund future capital expenditures, working capital, execution of Armor's growth strategy, research and development costs and other general corporate requirements;

         Armor may have limited flexibility in planning for, or reacting to, changes in its business and its industry, which may place Armor at a competitive disadvantage compared with competitors that have less debt or more financial resources; and

         Armor may have limited ability to borrow additional funds, even when necessary to maintain adequate liquidity.

         The terms of Armor's secured revolving credit facility and the indenture governing the 8 1/4% Notes will allow Armor to incur substantial amounts of additional debt, subject to certain limitations. Armor might incur additional debt for various reasons, including to pay for additional acquisitions that Armor may make and assuming debt of companies that it may acquire.



FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, as well as information incorporated by reference in this prospectus, contains forward-looking statements that involve risks and uncertainties. Some of the forward-looking statements appear under "Risk Factors." These statements relate to future events of our future financial performance. In some cases you can identify forward-looking statements by terminology such as "may," "would," "will,", "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                              SELLING STOCKHOLDERS

                  This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired or may acquire Shares pursuant to each of the Plans. The Selling Stockholders may resell any or all of the Shares at any time they choose while this prospectus is effective.

                  Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire Common Stock under the Plans may be added to the Selling Stockholder list below by a prospectus supplement filed with the SEC. The number of Shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their Common Stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

                  The information in the table below sets forth, for each Selling Stockholder, based upon information available to us as of December 30, 2003, the number of shares of our Common Stock beneficially owned before and after the sale of the Shares, the maximum number of Shares to be sold and the percentage of the outstanding shares of our Common Stock owned after the sale of the Shares. We have not been informed whether any Selling Stockholders intend to sell any Shares. The inclusion of Shares in the table below does not constitute a commitment to sell any Shares.

                                                                                     NUMBER OF      PERCENTAGE OF
                                                     NUMBER OF                     SHARES TO BE    COMMON STOCK TO
                                                       SHARES                      BENEFICIALLY    BE BENEFICIALLY
                              RELATIONSHIPS TO      BENEFICIALLY   SHARES TO BE     OWNED AFTER    OWNED AFTER THE
NAME OF SELLER                  THE COMPANY          OWNED (1)       SOLD (2)      THE OFFERING      OFFERING (1)
--------------                  -----------          ---------       --------      ------------      ------------
Warren B. Kanders and      Chairman of the Board     2,515,655(3)   1,220,447(4)        2,315,655        8.1%
Kanders Florida               of Directors and
Holdings, Inc.                Chief Executive
                                  Officer

Robert R. Schiller            Chief Operating          284,116(5)     505,223(6)          284,116        1.0%
                               Officer, Chief
                             Financial Officer,
                               and Secretary

Stephen E. Croskrey         President and Chief        259,116(7)     202,089(8)          159,116         *
                            Executive Officer -
                               Armor Holdings
                             Products Division

Robert F. Mecredy            President - Armor          18,466(9)    106,000(10)           16,666         *
                            Holdings Aerospace &
                               Defense Group

Nicholas Sokolow                  Director            208,700(11)     27,500(12)          188,700         *

Burtt R. Ehrlich                  Director            146,650(13)     26,000(14)          127,400         *

Thomas W. Strauss                 Director            138,500(15)     24,500(16)          120,000         *

Alair A. Townsend                 Director            109,716(17)     24,500(18)           91,216         *

Deborah A. Zoullas                Director             16,000(19)     42,000(20)                0         *

Carol Pelosi               non-executive employee       2,916(21)      5,000(22)                0         *

*    Less than 1%

(1) Based on 28,262,145 Shares of Common Stock outstanding as of December 30, 2003. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Represents the maximum number of Shares issued under each of the 2002 Incentive Plan and the 2002 Executive Plan that could be sold under this prospectus if the holder sold all of his or her Shares, exercised all of his or her options when vested and sold the underlying Shares. Does not constitute a commitment to sell any or all of the stated number of Shares. The number of Shares to be sold shall be determined from time to time by each Selling Stockholder in his or her discretion.

(3) Of such shares, Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, owns 2,098,395 shares. Includes options held by Mr. Kanders to purchase 437,500 shares of common stock. Excludes unvested restricted stock awards of 110,447 shares and a vested deferred restricted stock award of 200,000 shares granted to Mr. Kanders over which Mr. Kanders does not have voting or dispositive power and unvested options to purchase 685,000 shares of common stock. Also includes 4,760 shares owned by Mr. Kanders' children, of which Mr. Kanders disclaims beneficial ownership.

(4) Includes 10,447 shares of restricted stock held by Kanders Florida Holdings, Inc., 100,000 shares of restricted stock held by Mr. Kanders and a vested deferred restricted stock award of 200,000 shares held by Mr. Kanders. Also includes options held by Mr. Kanders to acquire 910,000 shares of common stock.

(5) Includes options to purchase 275,000 shares of common stock. Excludes unvested restricted stock awards of 105,223 shares and a vested deferred restricted stock award of 200,000 shares granted to Mr. Schiller over which Mr. Schiller does not have voting or dispositive power and unvested options to purchase 350,000 shares of common stock.

(6) Includes 105,223 shares of restricted stock and 200,000 shares of a vested deferred restricted stock award. Also includes options held by Mr. Schiller to acquire 250,000 shares of common stock.

(7) Includes options to purchase 250,000 shares of common stock. Excludes unvested restricted stock awards of 2,089 shares granted to Mr. Croskrey over which Mr. Croskrey does not have voting or dispositive power and unvested options to purchase 100,000 shares of common stock.

(8) Includes 2,089 shares of restricted stock and options to purchase 200,000 shares of common stock.

(9) Includes options to purchase 16,666 shares of common stock. Excludes unvested restricted stock awards of 4,200 shares granted to Mr. Mecredy over which Mr. Mecredy does not have voting or dispositive power and unvested options to acquire 108,334 shares of common stock.

(10) Consists of restricted stock awards of 6,000 shares granted to Mr. Mecredy and options to acquire 100,000 shares of common stock.

(11) Includes options to purchase 127,500 shares of common stock. Also includes 60,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, 10,000 shares owned by Mr. Sokolow's profit sharing plan and 11,200 shares held for the benefit of Mr. Sokolow's children and of which Mr. Sokolow disclaims beneficial ownership.

(12) Consists of options to purchase 27,500 shares of common stock.

(13) Includes options to purchase 51,750 shares of common stock. Also includes 5,000 shares owned by Mr. Ehrlich's children and 6,500 shares in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account of which Mr. Ehrlich disclaims beneficial ownership.

(14) Consists of options to purchase 26,000 shares of common stock.

(15) Includes options to purchase 126,000 shares of common stock.

(16) Consists of options to purchase 24,500 shares of common stock.

(17) Includes options to purchase 106,000 shares of common stock.

(18) Consists of options to purchase 24,500 shares of common stock.

(19) Consists of options to purchase 16,000 shares of common stock.

(20) Consists of options to purchase 42,000 shares of common stock.

(21) Excludes unvested options to acquire 4,584 shares of common stock.

(22) Includes options to acquire 2,084 shares of common stock.

                              PLAN OF DISTRIBUTION

          The Selling Stockholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a marketmaker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

          The Selling Stockholders may also enter into derivative transactions with third parties. If the applicable prospectus supplement or post-effective amendment indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or post-effective amendment, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be deemed an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

          The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

          In order to comply with certain state securities law, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

           Each Selling Stockholder will deliver a Prospectus in connection with the sale of the Shares.

                                    EXPENSES

          All expenses of this Offering, including the expenses of the registration of the Shares of Common Stock offered hereby, will be borne by us. It is estimated that the total amount of such expenses will not exceed $40,000.

                                 USE OF PROCEEDS

          The Company will not realize any proceeds from the sale of the Common Stock which may be sold pursuant to this prospectus for the respective accounts of the Selling Stockholders. The Company, however, will derive proceeds from the sale of stock to Selling Stockholders and upon the exercise of the options granted to Selling Stockholders. All such proceeds will be available to the Company for working capital and general corporate purposes. No assurances can be given, however, as to when or if any or all of the Options will be exercised.

                                    LEGALITY

         The validity of the shares of Armor common stock offered by this prospectus will be passed upon by Kane Kessler, P.C., New York, New York, as counsel to Armor. Robert L. Lawrence, Esq., a member of Kane Kessler, P.C., owns 5,000 shares of Common Stock.

                                     EXPERTS

          The consolidated financial statements of Armor Holdings and subsidiaries appearing in its Annual Report (Form 10-K and Form 10-K/A) for the year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The financial statements incorporated in this prospectus by reference from Simula, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          This Prospectus contains information concerning the Company, but does not contain all of the information set forth in the Registration Statement and the Exhibits relating thereto, which the Company has filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and to which reference is hereby made.

                            -------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION.........................................................  5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................  5

THE COMPANY...................................................................  7

RISK FACTORS..................................................................  10

SELLING STOCKHOLDERS.......................................................... 20

PLAN OF DISTRIBUTION.......................................................... 23

EXPENSES...................................................................... 24

USE OF PROCEEDS............................................................... 24

LEGALITY...................................................................... 24

EXPERTS....................................................................... 24

No dealer, salesperson or other person has been authorized to given any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                            ------------------------

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") by Armor Holdings, Inc., a Delaware corporation (the "Company"), are incorporated by reference into the Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

     (b) The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed pursuant to the Exchange Act;

     (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed pursuant to the Exchange Act;

     (d) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, filed pursuant to the Exchange Act;

     (e) The Company's Quarterly Report on Form 10-Q for the quarterly period September 30, 2003, filed pursuant to the Exchange Act;

     (f) The Company's Current Report on Form 8-K, Date of Event - May 5, 2003, filed on May 5, 2003 pursuant to the Exchange Act;

     (g) The Company's Current Report on Form 8-K, Date of Event - July 23, 2003, filed on July 24, 2003 pursuant to the Exchange Act;

     (h) The Company's Current Report on Form 8-K, Date of Event - July 26, 2003, filed on August 8, 2003 pursuant to the Exchange Act;

     (i) The Company's Current Report on Form 8-K, Date of Event - August 12, 2003, filed on August 13, 2003 pursuant to the Exchange Act;

     (j) The Company's Current Report on Form 8-K, Date of Event - November 4, 2003, filed on November 5, 2003 pursuant to the Exchange Act;

     (k) The Company's Current Report on Form 8-K, Date of Event - November 26, 2003, filed on December 11, 2003 pursuant to the Exchange Act;

     (l) The Company's Current Report on Form 8-K, Date of Event - December 9, 2003, filed on December 23, 2003 pursuant to the Exchange Act;

     (m) The Company's Current Report on Form 8-K/A, Date of Event - December 9, 2003, filed on January 22, 2004 pursuant to the Exchange Act

     (n) Definitive Proxy Statement dated April 30, 2003, relating to the annual meeting of stockholders held on June 24, 2003; and

     (o) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 1-11667), filed with the Commission as of April 29, 1999 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

           In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.           DESCRIPTION OF SECURITIES

                  Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

                  As permitted by the DGCL, our Charter provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

                  Our Charter provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

                  Our Charter also provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  Our Charter also provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under the provisions of Section 145 of the DGCL.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

                  Certain restricted securities to be reoffered and resold pursuant to this Registration Statement were issued under the Plans and in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 8.           EXHIBITS

Exhibit No.       Description of Exhibits

   4.1 Armor Holdings, Inc. 2002 Stock Incentive Plan (filed as Appendix A to the Registrant's Proxy Statement dated April 29, 2002, filed with the Commission on April 30, 2002)*

   4.2            Amendment No. 1 to the Armor Holdings, Inc. 2002 Stock
                  Incentive Plan. **

   4.3            Armor Holdings, Inc. 2002 Executive Stock Plan (filed as
                  Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)*

   5.1 Opinion of Kane Kessler, P.C. regarding the legality of the securities being registered.**

   23.1           Consent of PriceWaterhouseCooper LLP.**

   23.2           Consent of Deloitte & Touche LLP.**

   24.1 Power of Attorney (included in the signature pages of this registration statement).**

--------------
*    Incorporated by reference.
**   Filed herewith.

ITEM 9.           UNDERTAKINGS

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 22nd day of January, 2004.



                                       ARMOR HOLDINGS, INC.



                                   By: /s/ Robert R. Schiller
                                       -------------------------------------
                                       Name:  Robert R. Schiller
                                       Title: President, Chief Financial Officer
                                              and Secretary

                                POWER OF ATTORNEY

          Each of the undersigned officers and directors of Armor Holdings, Inc. hereby severally constitutes and appoints Warren B. Kanders and Robert R. Schiller as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                   Title                                              Date
---------                   -----                                              ----
/s/ Warren B. Kanders       Chairman of the Board of Directors and Chief       January 22, 2004
---------------------
Warren B. Kanders           Executive Officer (Principal Executive Officer)

/s/ Robert R. Schiller      President, Chief Financial Officer and Secretary   January 22, 2004
----------------------
Robert R. Schiller          (Principal Accounting Officer)


/s/ Burtt R. Ehrlich        Director                                           January 22, 2004
--------------------
Burtt R. Ehrlich


/s/ Nicholas Sokolow        Director                                           January 22, 2004
--------------------
Nicholas Sokolow


/s/ Thomas W. Strauss       Director                                           January 22, 2004
---------------------
Thomas W. Strauss


/s/ Alair A. Townsend       Director                                           January 22, 2004
---------------------
Alair A. Townsend


/s/ Deborah A. Zoullas      Director                                           January 22, 2004
----------------------
Deborah A. Zoullas


                                  EXHIBIT INDEX

ITEM 8.           EXHIBITS

Exhibit No.       Description of Exhibits
-----------       -----------------------

    4.1 Armor Holdings, Inc. 2002 Stock Incentive Plan (filed as Appendix A to the Registrant's Proxy Statement dated April 29, 2002, filed with the Commission on April 30, 2002)*

    4.3            Amendment No. 1 to the Armor Holdings, Inc. 2002 Stock
                   Incentive Plan. **

    4.3            Armor Holdings, Inc. 2002 Executive Stock Plan (filed as
                   Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)*

    5.1 Opinion of Kane Kessler, P.C. regarding the legality of the securities being registered.**

    23.1           Consent of PriceWaterhouseCoopers LLP.**

    23.2           Consent of Deloitte & Touche LLP.**

    24.1 Power of Attorney (included in the signature pages of this registration statement).**

--------------
*    Incorporated by reference.
**   Filed herewith.